Exhibit 99.1

  2005 OPERATING HIGHLIGHTS; PRODUCTION AND COST OUTLOOK; POWER PLANT AND AKYEM
                                 PROJECT UPDATE

    DENVER, Jan. 18 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE:
NEM) today announced full-year 2005 consolidated gold sales of 8.6 million ounces (equity gold sales of 6.5 million ounces) and costs applicable to sales of approximately $238 per ounce. The Company also announced that it will again replace proven and probable gold reserves in 2005.

    Additionally, the Company announced that it has signed a definitive agreement to acquire the remaining 15% interest in the Akyem project in Ghana. The transaction is expected to close by the end of January 2006. The Company also received final Board of Directors approval for its 200 megawatt, coal-fired power plant in Nevada. Newmont will proceed immediately with the development of the power plant, targeting completion in 2008.

    Finally, Newmont announced that it expects consolidated gold sales of approximately 8 million ounces (approximately 6.25 million equity ounces) in 2006 at costs applicable to sales of approximately $270-$280 per ounce. As a result of lower production from Yanacocha in Peru, planned mine closures and previously announced asset sales, equity gold sales are expected to decline by approximately 3% in 2006 and in 2007. Costs applicable to sales are expected to improve as gold sales increase after 2007 with the completion of the Leeville, Phoenix and power plant projects in Nevada, and the Ahafo and Akyem projects in Ghana.

    Wayne W. Murdy, Chairman and Chief Executive Officer, said, "With approval to move forward with the Nevada power plant and the development of our new mines in Nevada and Ghana, we are well positioned to leverage gold price exposure for our shareholders. And, with the strongest balance sheet in the industry, we intend to enhance our growth profile through an aggressive program of project development initiatives and strategic acquisitions."

    Cautionary Statement

    This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future gold production and sales;
(ii) estimates of future costs applicable to sales; (iii) statements regarding future acquisitions; and (iv) estimates regarding timing of future development and construction. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2004 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

SOURCE  Newmont Mining Corporation
    -0-                             01/18/2006
    /CONTACT: Investors, Randy Engel, +1-303-837-6033, randy.engel@newmont.com, or John Gaensbauer, +1-303-837-5153, john.gaensbauer@newmont.com, or Media, Heatheryn Higgins, +1-303-837-5248, heatheryn.higgins@newmont.com, all of Newmont Mining Corporation/